Exhibit 10.1

2011 Zebra Technologies Corporation

Long-Term Incentive Plan

(Amended and Restated as of May 15, 2014)

Section 1

Establishment and Purpose

1.1. Establishment. This Plan shall be submitted to the stockholders of Zebra Technologies Corporation, a Delaware corporation (“Zebra”) for approval at the 2011 annual meeting of stockholders and, if approved by majority of the votes cast affirmatively or negatively by the holders of the shares of Class A Common Stock, par value $0.01 per share, of Zebra (“Common Stock”) present in person or represented by proxy at such meeting, shall become effective on the date of such approval. This Plan shall terminate on the tenth anniversary of the effective date of the Plan, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any Award granted prior to termination. In the event that this Plan is not approved by the stockholders of Zebra, this Plan shall be null and void. The Plan supersedes and replaces the Zebra Technologies Corporation 2006 Incentive Compensation Plan (the “Prior Plan”), except that the Prior Plan shall remain in effect with respect to outstanding awards under the Prior Plan until such awards have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with their terms.

1.2. Purposes. The purposes of the Plan are to align participants’ long-term compensation with the interests of Zebra and its stockholders and to attract, retain, motivate and reward key personnel. To accomplish the foregoing, the Plan provides that Zebra may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Performance Shares or Performance Units.

Section 2

Definitions

2.1. “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Performance Shares or Performance Units.

2.2. “Award Agreement” means either: (a) a written or electronic agreement between Zebra and a Participant that sets forth the terms and conditions of an Award, and is a condition to the grant of an Award or (b) a written or electronic statement issued by Zebra describing the terms and conditions of an Award.

2.3.	“Board” means the Board of Directors of Zebra.

2.4. “Cause” means, unless otherwise provided for in the Award Agreement, as determined by Zebra, in its sole discretion, termination of the Participant’s employment with Zebra and its Subsidiaries because of the Participant’s: (a) a material breach of an Award Agreement or of any other agreement to which the Participant and Zebra or a Subsidiary are parties, as determined by Zebra in good faith; (b) a material violation of Zebra policy, regardless of whether within or outside of his or her authority; (c) willful or intentional misconduct, gross negligence, or dishonest, fraudulent, or unethical behavior, or other conduct involving serious moral turpitude, in the performance of Participant’s duties; (d) dishonesty, theft or conviction of any crime or offense involving money or property of Zebra or any Subsidiary; (e) breach of any fiduciary duty owing to Zebra or any Subsidiary; (f) unauthorized disclosure or dissemination of confidential information; or (g) conduct that is, or could reasonably be expected to be, materially harmful to Zebra or any of its Subsidiaries, as determined by Zebra in good faith.

2.5. “Change in Control” means, unless the Committee provides otherwise in the Award Agreement, the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Zebra entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Zebra (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Zebra), (B) any acquisition by Zebra, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; provided, further, that for purposes of clause (B), if any Person (other than Zebra or any employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra) shall become the beneficial owner of 35% or more of the Outstanding Common Stock or 35% or more of the Outstanding Voting Securities by reason of an acquisition by Zebra, and such Person shall, after such acquisition by Zebra, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of Zebra subsequent to the date hereof whose election, or nomination for election by Zebra’s stockholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of Zebra as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board or who was initially elected as a director of Zebra and whose election was opposed by the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Zebra (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Zebra or all or substantially all of Zebra’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Zebra; any employee benefit plan (or related trust) sponsored or maintained by Zebra or any entity controlled by Zebra; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 35% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or similar body) of the entity resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of Zebra.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Common Stock” has the meaning set forth in Section 1.1.

2.8. “Committee” means the Compensation Committee of the Board.

2.9. “Director” means any individual who is a member of the Board.

2.10. “Disability” means, unless otherwise provided for in the Award Agreement, (i) in the case of an Employee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by Zebra or a Subsidiary in which the Employee participates and (ii) in the case of a Director or consultant, the inability of the Director or consultant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by Zebra, based upon medical evidence.

2.11. “Employee” means any employee of Zebra or any Subsidiary.

2.12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13. “Fair Market Value” means the closing price of the Shares on a national securities exchange on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that Fair Market Value may be determined by Zebra by whatever means or method as Zebra, in the good faith exercise of its discretion, shall at such time deem appropriate; provided, further, that no method of determining Fair Market Value will be used with respect to an Option or SAR if such method would cause the Option or SAR to constitute a form of nonqualified deferred compensation subject to Section 409A of the Code.

2.14. “Good Reason” means, unless otherwise provided for in the Award Agreement, termination of the Participant’s employment with Zebra and its Subsidiaries because of resignation by the Participant for any of the following reasons: (a) a demotion of the Participant to a lesser position (including a material diminution in the status of the Participant’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Participant of any duties materially inconsistent with the status and responsibilities of the Participant’s position; (b) a material breach of any provision of the Participant’s employment agreement, if any, by Zebra or its Subsidiaries and Zebra’s failure to cure such breach within fifteen (15) business days after receipt of written notice from the Participant to the Vice President, Human Resources specifying in reasonable detail the nature of the breach; or (c) a decrease in base salary at the rate in effect on the date of grant of the Award, but only if the Participant terminates his or her employment within ten (10) business days after the effective date of the decrease. If the Participant fails to terminate his or her employment within ten (10) business days after the effective date of a decrease, a termination shall not constitute termination of employment by the Participant for Good Reason.

2.15. “Incentive Stock Option” or “ISO” means a right to purchase Shares pursuant to terms and conditions that provide that such right will be treated as an incentive stock option within the meaning of Section 422 of the Code.

2.16. “Incumbent Board” has the meaning set forth in Section 2.5(b).

2.17. “Non-Tandem SAR” means an SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Stock or RSUs), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

2.18. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares which is not an Incentive Stock Option.

2.19. “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.20. “Option Price” means the per share purchase price of a Share pursuant to an Option.

2.21. “Outstanding Common Stock” has the meaning set forth in Section 2.5(a).

2.22. “Outstanding Voting Securities” has the meaning set forth in Section 2.5(a).

2.23. “Participant” means an Employee, Director or consultant who holds an outstanding Award under the Plan, and includes former Employees, Directors or consultants who have certain post-termination rights pursuant to an Award.

2.24. “Performance Award” means a right, contingent upon the attainment of performance goals within a Performance Period, to receive an amount in cash that has an initial value specified in the Award Agreement.

2.25. “Performance-Based Exception” means the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code.

2.26. “Performance Period” means the time period during which performance goals must be achieved with respect to an Award.

2.27. “Performance Share” means a right, contingent upon the attainment of performance goals within a Performance Period, to receive one Share (which may be Restricted Stock or an RSU), or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash.

2.28. “Performance Unit” means a right, contingent upon the attainment of performance goals within a Performance Period, to receive an amount that has an initial value equal to the Fair Market Value of a Share on the grant date, which amount may be paid in a Share (which may be Restricted Stock or an RSU), or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash.

2.29. “Period of Restriction” means the period during which the Shares of Restricted Stock or RSUs subject to an Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, as specified in the applicable Award Agreement.

2.30. “Person” has the meaning set forth in Section 2.5(a).

2.31. “Plan” means the 2011 Zebra Technologies Corporation Long-Term Incentive Plan.

2.32. “Prior Plan” has the meaning set forth in Section 1.1.

2.33. “Retirement” has the meaning, if any, set forth in an Award Agreement.

2.34. “Restricted Stock” means issued and outstanding Shares that are subject to a Period of Restriction.

2.35. “Restricted Stock Unit” or “RSU” means a right to receive one Share, or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash, that is subject to a Period of Restriction.

2.36. “Share” or “Shares” means shares of Class A common stock of Zebra, par value $.01.

2.37. “Stock Appreciation Right” or “SAR” means a Tandem SAR or a Non-Tandem SAR.

2.38. “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which Zebra is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

2.39. “Tandem SAR” means an SAR that is granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, Shares (which may be Restricted Stock or RSUs), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such option, or portion thereof, which is surrendered.

2.40. “Zebra” has the meaning set forth in Section 1.1.

Section 3

Administration

3.1. Plan Administration and Committee Membership. The Committee shall administer the Plan. The Committee shall consist of not less than two Directors who are both non-employee directors of Zebra, within the meaning of Rule 16b-3 of the Exchange Act, and outside directors, as defined in Treasury Regulations §1.162-27; provided, however, that if at any time any member of the Committee is not an outside director, the Committee may establish a subcommittee, consisting of all members who are outside directors, for all purposes of any Award to an executive officer, unless the Committee determines that such an Award is not intended to qualify for the Performance-Based Exception. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards to non-employee directors and for approving, after receiving the recommendation of the Committee, awards to the Chief Executive Officer.

3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or By-laws of Zebra, the Committee shall have full power to select Employees, Directors, and consultants to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards, including the form, amount and timing of each Award and, if applicable, the number of Shares, units, SARs and Performance Shares subject to an Award, the exercise price or grant price associated with the Award, the time and conditions of vesting, exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Award Agreement; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. All determinations and decisions made by the Committee and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including Zebra, its stockholders, Employees, Participants, and their estates and beneficiaries.

To the extent permitted by applicable law, including, without limitation, Section 157(c) of the General Corporation Law of the State of Delaware, the Committee may delegate some or all of its authority hereunder to the Board or the Chief Executive Officer as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Board or the Chief Executive Officer with regard to an executive officer or who, in the Committee’s judgment, is likely to be an executive officer at any time during the period an Award to such officer would be outstanding.

Section 4

Shares Subject to the Plan and Maximum Awards

4.1. Shares Available for Awards.

(a) The Shares available for Awards may be either authorized and unissued Shares or Shares issued and re-acquired by Zebra. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted shall not exceed 5,500,000 Shares, subject to adjustment as provided in Section 4.3.

(b) In the case of any Award granted in substitution for an award of a company or business acquired by Zebra or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be available under the Plan by virtue of Zebra’s assumption of the plan or arrangement of the acquired company or business.

4.2. Individual Participant Limitations. Unless and until the Committee determines that an Award to an executive officer is not intended to qualify for the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a) Subject to adjustment as provided in Section 4.3, the maximum aggregate number of Shares (including Options, SARs, Restricted Stock, RSUs, Performance Units and Performance Shares to be paid out in Shares) that may be granted in any one fiscal year to a Participant shall be 500,000.

(b) The maximum aggregate cash payout (including Performance Awards, Performance Units and Performance Shares paid out in cash) with respect to Awards granted in any one fiscal year that may be made to any Participant shall be $8,000,000.

4.3. Adjustments in Authorized Shares. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the number and class of securities available under the Plan, the maximum number of securities available for Awards, the number and class of securities subject to each outstanding Award and, if applicable, the purchase price per security, the maximum number of securities with respect to which Awards may be granted during any calendar year to any person, the terms of each outstanding Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, conclusive and binding. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, Zebra shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such Award.

Section 5

Eligibility and Participation

5.1. Eligibility. Persons eligible to participate in the Plan include current and future Employees (including officers), Directors and consultants of Zebra and its Subsidiaries, as determined by the Committee.

5.2. Participation. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Employees, Directors and consultants of Zebra and any Subsidiary to whom Awards shall be granted.

Section 6

Stock Options and Stock Appreciation Rights

6.1. Grants of Options and SARs. Options and SARs may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion. Each Option, or portion thereof, that is not an ISO shall be an NQSO. An ISO may not be granted to any person who is not an employee of Zebra or any parent or subsidiary (as defined in Section 424 of the Code). Each ISO shall be granted within ten years of the date the Plan is adopted by the Board. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of Zebra, or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount established by the Code, such Options shall constitute NQSOs. Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs may be granted.

6.2. Option Price and Grant Price. The Award Agreement shall set forth the Option Price or grant price for each Option or SAR, provided that the Option Price or grant price shall not be less than 100% of the Fair Market Value on the grant date, and which Option Price or grant price may not be subsequently changed by the Committee except pursuant to Section 4.3. With respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of Zebra or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3. Term. Each Option or SAR granted to a Participant shall expire at such time as set forth in the Award Agreement, but in no event shall be exercisable later than the 10th anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of Zebra or any Subsidiary, no such ISO shall be exercisable later than the fifth anniversary of the grant date.

6.4. Exercise of Options and SARs. Options and SARs shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for each Award or for each Participant. Options and SARs shall be exercised by the delivery of a written or electronic notice of exercise to Zebra, setting forth the number of Shares with respect to which the Option or SAR is to be exercised, accompanied in the case of Options by full payment for the Shares as set forth in Section 6.7. The payment by Zebra to the Participant upon an SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement. If an Award Agreement does not specify the time or times at which the Option or SAR shall become exercisable, the Option or SAR shall become exercisable by the Participant (i) to a maximum cumulative extent of one-third of the Shares or SARs (rounded down to the nearest whole) covered by the Option or SAR on the first anniversary of the grant date, and (ii) to a maximum cumulative extent of two-thirds of the Shares or SARs (rounded down to the nearest whole) covered by the Option or SAR on the second anniversary of the grant date, and (iii) to a maximum cumulative extent of 100% of the Shares or SARs covered by the Option or SAR on the third anniversary of the grant date.

6.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercise; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

6.6. Exercise of Non-Tandem SARs. SARs may be exercised upon the terms and conditions set forth in the Award Agreement. Upon exercise, a Participant shall be entitled to receive payment from Zebra in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the grant price; by (b) the number of Shares with respect to which the SAR is exercised.

6.7. Option Price Payment. The Option Price upon exercise of any Option shall be payable to Zebra in full either: (a) in cash, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) a combination (i) and (ii), or (d) in cash by a broker-dealer acceptable to Zebra to whom the holder of the Option has submitted an irrevocable notice of exercise.

Any fraction of a Share which would be required to pay the Option Price shall be disregarded and the remaining amount due shall be paid in cash. No book-entry record or certificate representing Shares shall be made or delivered until the full Option Price or grant price and any withholding taxes have been paid (or arrangement made for such payment to Zebra’s satisfaction).

6.8. Termination of Employment, Service as a Director, or Consulting Arrangement. The Award Agreement shall set forth the extent to which a Participant shall have the right to exercise the Option or SAR following termination of employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Options or SARs, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra and/or any Subsidiary terminates by reason of Retirement, death or Disability, to the extent that the Option or SAR is not exercisable, all Shares covered by the Option or SAR shall immediately become fully exercisable and shall remain exercisable until the earlier of (i) the remainder of the term of the Option or SAR, or (ii) 12 months after the date of termination.

(b) Termination for Cause. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra and/or any Subsidiary terminates for Cause, all Options or SARs shall expire immediately and all rights thereunder shall cease upon termination.

(c) Other Termination. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra terminates for any reason other than Retirement, death, Disability, or for Cause, all then exercisable Options or SARs shall remain exercisable from the date of termination until the earlier of (i) the remainder of the term of the Option or SAR, or (ii) 90 days after the date of termination. Such Options or SARs shall only be exercisable to the extent that they were exercisable as of such termination date and all unexercisable Options or SARs shall be forfeited.

Section 7

Restricted Stock and Restricted Stock Units

7.1. Grant of Restricted Stock and Restricted Stock Units. Restricted Stock Awards and RSU Awards may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion. If no Period of Restriction is set forth in the Award Agreement, the transfer and any other restrictions shall lapse (i) to a maximum cumulative extent of one-third of the Shares or RSUs (rounded to the nearest whole) covered by the Award on the first anniversary of the grant date, (ii) to a maximum cumulative extent of two-thirds of the Shares or RSUs (rounded to the nearest whole) covered by the Award on the second anniversary of the grant date, and (iii) to a maximum cumulative extent of 100% of the Shares or RSUs covered by the Award on the third anniversary of the grant date.

7.2. Restrictions. Subject to Section 9.1, such other conditions and/or restrictions on any Shares of Restricted Stock or RSUs may be imposed as set forth in the Award Agreement, including without limitation, a requirement that Participants pay a purchase price for each Share of Restricted Stock or RSU, restrictions based upon the achievement of performance goals (company-wide, subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not be following the attainment of the performance goals, sales restrictions under applicable stockholder agreements or similar agreements, and/or restrictions under applicable federal or state securities laws.

7.3. Voting Rights, Dividends and Other Distributions. Unless otherwise set forth in the Award Agreement, Participants to whom Shares of Restricted Stock have been granted may exercise full voting rights with respect to those Shares during the Period of Restriction and shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the Period of Restriction. The Award Agreement may contain restrictions on the dividends and other distributions.

7.4. Termination of Employment, Service as a Director, or Consulting Arrangement. The Award Agreement shall set forth the extent to which a Participant shall have the right to receive or settle unvested Shares of Restricted Stock or RSUs following termination of employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Restricted Stock Awards and RSU Awards, and may reflect distinctions based on the reasons for termination of employment including, but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated due to Retirement, death or Disability, all Shares of Restricted Stock and RSUs shall immediately become fully vested on the date of termination and any restrictions shall lapse.

(b) Other Termination. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated for any reason other than Retirement, death or Disability, all Shares of Restricted Stock and RSUs that are unvested at the date of termination shall be forfeited.

Section 8

Performance Awards, Performance Units and Performance Shares

8.1. Grant of Performance Awards, Performance Units and Performance Shares. Performance Awards, Performance Units and Performance Shares may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion.

8.2. Termination of Employment, Service as a Director or Consulting Arrangement. The Award Agreement shall set forth the extent to which the Participant shall have the right to receive payment for Performance Awards, Performance Units and/or Performance Shares following termination of the Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Performance Awards, Performance Unit Awards and Performance Share Awards, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Performance Award, Performance Unit and/or Performance Share Award, due to Retirement (except with respect to Awards to executive officers that are intended to qualify for the Performance-Based Exception), death or Disability, the Participant shall receive a prorated payout of the Performance Awards, Performance Units and/or Performance Shares.

(b) Other Termination. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Performance Award, Performance Unit and/or Performance Share Award, for any reason other than a reason set forth in Section 8.2(a), all Performance Awards, Performance Unit Awards and Performance Share Awards shall be forfeited.

Section 9

General

9.1 Performance Goals. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance goals set forth in this Section 9.1, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to executive officers that are intended to qualify for the Performance-Based Exception, the performance goals and performance targets to be used for purposes of such grants shall be established by the Committee in writing, shall be objectively measurable and shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual performance goal which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business, or any combination thereof. In addition, performance goals and performance targets may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A performance target need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The performance targets for any Performance Period may be measured on an absolute basis or in relation to a peer group or an index.

For each Award intended to qualify for the Performance-Based Exception, the Committee shall establish the applicable performance goal(s) and performance target(s) for that Award no later than the latest date that the Committee may establish such goals and targets without jeopardizing the ability of the Award to qualify for the Performance-Based Exception.

The degree of payout and/or vesting of such Awards intended to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the performance targets and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the performance targets; provided, however, that the performance targets applicable to Awards which are intended to qualify for the Performance-Based Exception, and which are held by executive officers, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the sole discretion to adjust such performance targets upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the performance targets).

In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. Nothing contained herein shall be construed to preclude the Committee from granting awards to executive officers that are not intended to qualify for the Performance-Based Exception.

9.2. Non-Transferability of Awards. All ISOs granted to a Participant shall be exercisable during his or her lifetime only by the Participant. Unless otherwise specified in the Agreement relating to an Award, no Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Zebra. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an Award, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

9.3 Beneficiary Designation. If permitted by Zebra, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by Zebra, and will be effective only when filed by the Participant in writing with Zebra’s Human Resources Department during the Participant’s lifetime. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Option and SAR hereunder held by such Participant, to the extent exercisable, may be exercised by such Participant’s executor, administrator, legal representative or similar person. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.4 Deferrals; Compliance with Section 409A. The Committee, in its sole discretion, may include in an Award Agreement provisions that permit a Participant to defer receipt of payment of cash or delivery of Shares that would otherwise be due to such Participant upon the exercise, lapse or waiver of restrictions, or satisfaction of any requirements, goal or target with respect to such Award. Such deferral provisions shall be consistent with Section 409A of the Code and applicable regulations and shall be made in accordance with such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between Zebra and the Participant or in any deferred compensation plan maintained by Zebra.

9.5. No Guarantee of Employment or Service or Right to Participate. Nothing in the Plan shall interfere with or limit in any way the right of Zebra to terminate any Participant’s employment or consulting arrangement at any time, nor confer upon any Participant any right to continue in the employ of or consulting arrangement with Zebra or any Subsidiary. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among Zebra and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment. Temporary cessation of the provision of consulting services because of illness, vacation or any other reason approved in advance by Zebra shall not be considered a termination of the consulting arrangement or an interruption of the continuity thereof.

Except as otherwise provided in an Award Agreement, conversion of a Participant’s employment relationship to a consulting arrangement, or vice versa, shall not result in termination of previously granted Awards. No Employee, Director or consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

9.6. Right of Setoff. Zebra or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Section 409A of the Code, deduct from and set off against any amounts Zebra or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to Zebra, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section.

9.7 Section 83(b) Election. No election under Section 83(b) of the Code to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code or under a similar provision of the laws of a jurisdiction outside the United States may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify Zebra of such election within ten days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

9.8. Change in Control.

(a) Notwithstanding any provision in the Plan or any Award Agreement, in the event of a Change in Control pursuant to Section 2.5(c) or (d) in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (disregarding the payment of cash in lieu of fractional shares) and (ii) outstanding Options, SARs, Restricted Stock Awards and RSU Awards are assumed or provision is made for the continuation of outstanding Options, SARs, Restricted Stock Awards and RSU Awards after the Change in Control, then, subject to Section 4.3, all outstanding Options, SARs, Restricted Stock Awards and RSU Awards shall continue in accordance with their terms and there shall be substituted for each Share available under the Plan, whether or not then subject to an outstanding Award, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control; provided, however, in the event of any such substitution, the purchase price per share in the case of an Option and the grant price in the case of an SAR shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or grant price;

provided, further, that in the event a Participant’s employment with Zebra and its Subsidiaries is terminated by the Participant for Good Reason or by Zebra or any Subsidiary without Cause on or after the date of such Change in Control and on or prior to the one-year anniversary date of such Change in Control, then all outstanding Options and SARs held by the Participant under the Plan shall become exercisable in full as of the effective date of the termination of employment and, along with any then unexercised portions of such Options and SARs, shall remain exercisable through the remaining term of such Options and SARs, as applicable, and all outstanding Restricted Stock Awards and RSU Awards held by the Participant under the Plan shall become fully vested as of the effective date of the termination of employment and the remainder of any Period of Restriction relating to such Restricted Stock Awards and RSU Awards shall lapse; provided, further, that upon the occurrence of such Change in Control the Performance Periods applicable to all outstanding Awards shall lapse and the performance goals applicable to such Awards shall be deemed to be satisfied at the target level and, along with any then unexercised portion(s) of any such Options and SARs as to which a Performance Period lapses, shall remain exercisable through the remaining terms of such Options and SARs, as applicable.

(b) Notwithstanding any provision in the Plan or any Award Agreement and unless otherwise provided in a Participant’s employment or other agreement, in the event of a Change in Control pursuant to Section 2.5(a) or (b), or in the event of a Change in Control pursuant to Section 2.5(c) or (d) in connection with which (i) holders of Shares do not receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act or (ii) outstanding Options and SARs are not assumed or provision is not made for the continuation of outstanding Options and SARs after the Change in Control, each outstanding Award shall be surrendered to Zebra by the holder thereof, and each such Award shall immediately be canceled by Zebra, and the holder shall receive, within ten days of the occurrence of such Change in Control, a cash payment from Zebra (or any successor) in an amount equal to (i) in the case of an Option, the number of Shares then subject to such Option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, over the purchase price per Share subject to the Option, (ii) in the case of a Non-Tandem SAR, the number of Shares then subject to such SAR, multiplied by the excess, if any, of the greater of (A) the highest price per Share offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, over the grant price of the SAR, (iii) in the case of a Restricted Stock Award, RSU Award, Performance Unit Award or Performance Share Award, the number of Shares, number of units or number of Performance Shares, as the case may be, then subject to such Award, multiplied by the greater of (A) the highest per Share price offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, and (iv) in the case of a Performance Award, the higher of (A) the target amount of such Award that is payable upon satisfaction of the applicable performance goals at the target level and (B) the amount that would be accrued under generally accepted accounting principles as of the date of the occurrence of such Change in Control. In the event of such Change in Control, each Tandem SAR shall be surrendered by the holder thereof and shall be canceled simultaneously with the cancellation of the related Option. Zebra may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

9.9. Amendment, Modification, and Termination. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to Zebra’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided, further, that, without the consent of an affected Participant, no Board or Committee action may materially and adversely affect the rights of such Participant under any outstanding Award, unless such action is determined by the Board or Committee in good faith to be necessary to comply with any applicable law, regulation or rule (including Section 409A of the Code). Subject to the preceding sentence, the Committee may waive or modify any term of an Award to the extent that the terms of the Award Agreement, taking the waiver or modification into account, would have been permissible if included in the original Award Agreement, but shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

9.10. Tax Withholding. Zebra shall have the power and the right to deduct or withhold, or require a Participant to remit to Zebra, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or RSUs, upon the satisfaction of performance goals, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of Zebra, to satisfy the withholding requirement, in whole or in part, by having Zebra withhold Shares having a Fair Market Value on the date the tax is to be determined in an amount that does not exceed the minimum statutory total tax which would be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that Zebra deems appropriate.

9.11. Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of Zebra; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet Zebra’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

9.12 Forfeitures; Fractional Shares. Unless otherwise determined by Zebra, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. Zebra shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.13. No Repricing of Options or Stock Appreciation Rights. Notwithstanding anything in this Plan to the contrary and subject to Section 4.3, the terms of outstanding Option or SAR may not be amended to reduce the exercise price or grant price, as the case may be, and no Option or SAR shall be canceled in exchange for cash, other Awards or Options or SARs with an exercise price or grant price, as the case may be, that is less than the exercise price or grant price of the original Option or SAR without the approval of a majority of the votes cast affirmatively or negatively by the holders of the Shares present in person or represented by proxy at a meeting in which the reduction of such exercise price or grant price, or the cancellation and regranting of an Award, as the case may be, is considered for approval.

9.14. Compliance with Section 162(m) of the Code. Zebra intends that Options, SARs and other Awards granted to executive officers who constitute covered employees under Section 162(m) of the Code shall satisfy the requirements of the Performance-Based Exception, unless otherwise determined by the Committee when the Award is granted. Accordingly, the Plan and Award Agreements shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan or any Award Agreement designated as intended to satisfy the Performance-Based Exception does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance goals. With respect to any Option, SAR, or other Award designed to be exempt from the requirements of Section 409A of the Code, Zebra reserves the right to delay a Participant’s exercise or the lapse or satisfaction of restrictions of such Award if Zebra reasonably determines that issuance or payment under the Award would not be deductible by reason of Section 162(m) of the Code. With respect to any other Award, payment of any amount that Zebra reasonably determines would not be deductible by reason of Section 162(m) of the Code shall be deferred until the earlier of the earliest date on which Zebra reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.

9.15. Awards to Participants Outside the United States. The Committee may modify the terms of any Award made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions, applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

9.16. Successors. All obligations of Zebra under the Plan with respect to Awards shall be binding on any successor to Zebra, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of Zebra or otherwise.

9.17. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws.